Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. COMMENCES TENDER OFFER AND CONSENT
SOLICITATION FOR ITS 9.25% SENIOR NOTES DUE 2013
NEW YORK, NY, November 2, 2010 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) (the “Company”), today announced that it has commenced a cash tender offer, on the terms and subject to the conditions set forth in the Company’s Offer to Purchase and Consent Solicitation Statement dated November 2, 2010 (the “Offer to Purchase”), for any and all of its outstanding 9.25% Senior Notes due 2013 (the “Notes”).
The Company is also soliciting consents to certain proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes (the “Indenture”) to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and related provisions in the Indenture.
The Offer to Purchase more fully sets forth the terms of the Company’s tender offer and consent solicitation. The Notes and other information relating to the tender offer are listed in the table below:

	CUSIP	Principal Amount	Tender Offer	Consent	Total
Notes	Number	Outstanding	Consideration(1)	Payment(2)	Consideration(1)

9.25% Senior Notes due 2013	588056AH4	$310,000,000	$993.13	$30.00	$1,023.13

(1)	Per $1,000 principal amount of Notes and excluding accrued and unpaid interest, which will be paid in addition to the total consideration or tender offer consideration, as applicable.

(2)	Per $1,000 principal amount of Notes tendered prior to the Consent Date (as defined below).
Holders who validly tender their Note prior to 5:00 p.m., New York City time, on November 16, 2010 (the “Consent Date”) will receive total consideration of $1,023.13 per principal amount of Notes tendered, which includes a consent payment of $30.00 per $1,000 principal amount of Notes. Holders must validly tender and not validly withdraw their Notes at or prior to the Consent Date in order to be eligible to receive the total consideration (including the consent payment).

The tender offer is schedule to expire at 11:59 p.m., New York City time, on December 1, 2010, unless extended or earlier terminated by the Company (the “Expiration Time”).
Holders tendering their Notes after the Consent Date but before the Expiration Time will be eligible to receive the tender offer consideration of $993.13 per $1,000 principal amount of Notes validly tendered.
The Company will pay accrued and unpaid interest on all Notes tendered and accepted for payment in the tender offer from the last interest payment date to, but not including, the date on which the Notes are purchased.
Tendered Notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on November 16, 2010, unless extended by the Company (the “Withdrawal Deadline”).
Holders may not tender their Notes without delivering their consents to the Proposed Amendments and the Notes and may not deliver their consents without tendering their Notes pursuant to the tender offer. The Proposed Amendments require the approval of a majority of the aggregate principal amount of the outstanding Notes. If so approved, however, the Proposed Amendments will not become operative until after the Company has paid the consent payments to all holders that have validly tendered (and not validly revoked) consents on or prior to the Consent Date. Any tender of the Notes prior to the Withdrawal Deadline may be validly withdrawn and consents may be validly revoked at any time prior to the Withdrawal Deadline, but not thereafter except to the extent that the Company is required by law to provide withdrawal rights.
The Company has reserved the right (and expects) to accept for purchase all Notes validly tendered prior to the Consent Date on a date that is promptly after the Consent Date but prior to the Expiration Time (the “Early Settlement Date”). The Early Settlement Date is expected to be on or about November 18, 2010. On the Early Settlement Date, the Company will also pay accrued and unpaid interest from the last interest payment date for the Notes up to, but not including, the Early Settlement Date on the Notes accepted for purchase.
The Company’s obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn pursuant to the tender offer and the consent solicitation is subject to the satisfaction or waiver, in the Company’s discretion, of certain conditions, which are more fully described in the Offer to Purchase, including, among other things, receipt of the requisite number of consents to the Proposed Amendments and the Company’s consummation of a new issuance of debt in aggregate principal amount of at least $300 million on or prior to the Early Settlement Date.

If any Notes remain outstanding following the completion of the tender offer, the Company reserves the right to redeem any or all of the remaining Notes outstanding, at its discretion in accordance with the terms of the Notes and the Indenture.
The Company has retained RBC Capital Markets, LLC to serve as the dealer manager and solicitation agent for the tender offer and the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to RBC Capital Markets, LLC, Liability Management Group, at (212) 618-7822 or (877) 381-2099 (toll free). Requests for documents may be directed to Georgeson Inc., the information for the tender offer and consent solicitation, at (800) 267-4403 (toll free) or (212) 440-9800.
Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.
The preceding includes forward- looking statements which involve known and unknown risks and uncertainties which may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. In particular, statements about our plans or intentions regarding the commencement and completion of the tender offer and consent solicitation are forward-looking statements and may not necessarily occur. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman & President (604) 684-1099 David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099	FD Investors/Media: Eric Boyriven, Alexandra Tramont (212) 850-5600